Exhibit 99.1

Retired Chairman and CEO Lecil E. Cole Steps Down from

Calavo Growers Board of Directors

SANTA PAULA, Calif., January 28, 2021—Calavo Growers, Inc. (Nasdaq-GS: CVGW) (“Calavo” “Company”), a global leader in the avocado and value-added fresh food industries, today announced that Lecil E. Cole has notified the Company of his decision to step down from Calavo’s Board of Directors effective March 1, 2021.

Before his retirement in early 2020, Mr. Cole had led the board as Chairman since 1989, and had served as Calavo’s President and Chief Executive Officer since 1999, leading the company through many years of tremendous growth. Mr. Cole had been a member of the Board of Directors since 1982.

“Lee’s contributions to Calavo cannot be overstated. For decades he was an exceptional steward of our company, building on our proud legacy as the first name in avocados. He set the stage for remarkable growth, taking us from a small grower co-op to a $1 billion company, and positioned Calavo to capitalize on the changing landscape for avocados. I feel privileged to have worked alongside him these many years,” said J. Link Leavens, Chairman of Calavo’s Board of Directors. “We extend to him gratitude on behalf of our board, our management, our growers, our employees and our shareholders.”

James Gibson, Chief Executive Officer of Calavo, added, “We were incredibly grateful for Lee’s willingness to remain as a member of the Board following his announced retirement as Chief Executive Officer and Chairman. His mentorship was integral in the smooth transfer of leadership. We wish him and his family all the best in retirement and look forward to our continuing grower relationship.”

Following this change, Calavo’s Board will be comprised of 11 directors, seven of whom will qualify as independent directors under the independence standards of The Nasdaq Stock Market.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and several private label and store brands.

Investor Contact:

Financial Profiles, Inc.

Lisa Mueller, Senior Vice President

(310) 622-8231

calavo@finprofiles.com